EXHIBIT 4.3

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This AMENDMENT TO EMPLOYMENT AGREEEMENT, the ("Amendment") as and between Brad A. Woods ("Employee") and China Wireless Communications, Inc., (the "Company"), collectively referred to as the "Parties," is entered into on this 23rd day of April 2004.

         WHEREAS, the Company and Employee seek to amend certain terms of the Parties' Employment Agreement, dated March 25, 2003 (the "Employment Agreement") as set forth below;

         NOW THEREFORE, in consideration of the promises set forth below and Employee's continued employment with the Company, the value and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

         1. Paragraph 3 of the Employment Agreement is revised to reflect that the Salary of Employee for the twelve months commencing May 1, 2004 shall be One Hundred Fifty Thousand ($150,000) Dollars. Employee agrees that in lieu of payments in cash of the aforementioned Salary during the following twelve months the Company shall issue an aggregate of 250,000 shares of the Company's Common Stock (the "Shares") to the Employee on a monthly basis during the twelve months following the date herein.

         2. Employee acknowledges that he is waiving his right to cash compensation and accepting the remuneration set forth herein in lieu thereof.

         3. Employee's investment in restricted securities is reasonable in relation to the Employee's net worth. Employee has had experience in investments in restricted and publicly traded securities, and Employee has had experience in investments in speculative securities and other investments which involve the risk of loss of investment. Employee acknowledges that an investment in the Company is speculative and involves the risk of loss. Employee has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Employee can afford the risk of loss of his entire investment in the Company. Employee is either (i) a sophisticated investor with such knowledge as is necessary to make an informed investment decision or (ii) an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933.

         4. Employee is acquiring the Shares for the Employee's own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

         5. Employee acknowledges and agrees (i) that he is entering into this Amendment knowingly and voluntarily after carefully reviewing it; (ii) that he has had ample time to review the Amendment and has had the opportunity to review the Amendment with his own counsel of his own choosing (not the Company's counsel); (iii) that he understands its final and binding effect; and (iv) that the only promises made to him to obtain his agreement and signature are those stated in this Amendment. The Parties participated jointly in the negotiation and preparation of this Amendment and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon and redraft it.

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Accordingly, it is agreed that no rule of construction shall apply against any party in favor or any party. This Amendment shall be construed as if the parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any on party in the favor of the other.


     IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be duly executed.

China Wireless Communications, Inc.         Brad A. Woods

By:                                         Signature: /s/ BRAD A/ WOODS
    --------------------------------                   -------------------------
    Pedro Racelis, Vice President           Date:
                                                  ------------------------------
Signature: /s/ PEDRO RACELIS
           -------------------------

Date:
      ------------------------------

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